MEMBERS LIFE INSURANCE COMPANY
Ross D. Hansen
Associate General Counsel
Office of General Counsel
Phone:      608.665.7416
Fax:        608.236.7548
E-mail:     ross.hansen@cunamutual.com

                                  August 2, 2013

VIA ELECTRONIC TRANSMISSION
---------------------------

U.S Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   MEMBERS Life Insurance Company
            Single Premium Deferred Annuity Contract
            ----------------------------------------
            Registration Statement on Form S-1 (File No. 333-186477)
            --------------------------------------------------------

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, MEMBERS Life Insurance Company requests that the effective date of Pre-Effective Amendment No. 2 to the Registration Statement filed on Form S-1, File No. 333-186477, be accelerated to August 2, 2013, or as soon thereafter as reasonably practicable.

                                   By: MEMBERS LIFE INSURANCE COMPANY

                                   By: /s/ Ross D. Hansen
                                       ------------------
                                       Ross D. Hansen, Associate General Counsel